Annual Statement as to Compliance
For the Year Ended December 31, 2003

HUD Public Facility Loan Trust

Pursuant to GMAC Commercial Mortgage Corporation’s Servicing Standards, I hereby attest that:

i.             A review of the activities of GMAC Commercial Mortgage Corporation as Servicer during the period, and of its compliance with procedures has been made under my supervision.

ii.          To the best of my knowledge, based on such review, GMAC Commercial Mortgage Corporation as Servicer, has fulfilled all of its obligations throughout the period.

GMAC COMMERCIAL MORTGAGE CORPORATION

/s/ Brian T. Stauffer
By:	Brian T. Stauffer
Title:	Senior Vice President
Date:	February 20, 2004

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200 Witmer Road - P.O. Box 1015 - Horsham, PA 19044-8015